ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               DOUGLAS W. SINGLE,


                     INNOVATIVE SOFTWARE TECHNOLOGIES, INC.,


                                       AND


                              GET IN THE GAME, INC.


                          DATED AS OF NOVEMBER 18, 2004

                                TABLE OF CONTENTS

                                                                        PAGE NO.


Article I SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING.................  1

         Section 1.1       Sale of Assets....................................  1
         Section 1.2       Excluded Assets...................................  2
         Section 1.3       Assumption of Liabilities.........................  2
         Section 1.4       Purchase Price....................................  3
         Section 1.5       Performance Consideration.........................  4
         Section 1.6       Closing...........................................  4
         Section 1.7       Deliveries at Closing.............................  4
         Section 1.8       Nonassignability of Assets........................  4

Article II REPRESENTATIONS AND WARRANTIES OF SELLER..........................  5
         Section 2.1       Representations and Warranties of Seller..........  5
         Section 2.2       No Conflict; Approvals............................  5
         Section 2.3       Books and Records.................................  5
         Section 2.4       Title to the Assets...............................  5
         Section 2.5       Contracts.........................................  5
         Section 2.6       Litigation........................................  6
         Section 2.7       Taxes.............................................  6
         Section 2.8       Inventory.........................................  7
         Section 2.9       Broker's or Finder's Fees.........................  7
         Section 2.10      Compliance with Laws..............................  7
         Section 2.11      Disclosure........................................  7
         Section 2.12      Intellectual Property.............................  7
         Section 2.13      Investment........................................  8

Article III REPRESENTATIONS AND WARRANTIES OF PURCHASER......................  8

         Section 3.1       Representations and Warranties of Purchaser.......  8
         Section 3.2       Organization and Good Standing....................  8
         Section 3.3       Corporate Authority...............................  8
         Section 3.4       No Conflict; Authorization........................  8
         Section 3.5       Litigation........................................  9
         Section 3.6       Broker's or Finder's Fees.........................  9

Article IV CONDITIONS TO PURCHASER'S OBLIGATIONS.............................  9

         Section 4.1       Conditions to Purchaser's Obligations.............  9
         Section 4.2       Transfer Documents................................  9
         Section 4.3       No Litigation Threatened..........................  9
         Section 4.4       Approvals and Consents............................  9
         Section 4.5       Absence of Liens..................................  9
         Section 4.6       Material Adverse Changes.......................... 10
         Section 4.7       Due Diligence; Schedules.......................... 10
         Section 4.8       Employment Agreement.............................. 10
         Section 4.9       Independent Contractor
                           Agreements.............  ERROR! BOOKMARK NOT DEFINED.


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         Section 4.10      Non-Foreign Affidavit............................. 10
         Section 4.11      Bank Accounts..................................... 10
         Section 4.12      Bill of Sale...................................... 10
         Section 4.13      Other Documents................................... 10

Article V CONDITIONS TO SELLER'S and Stockholder's OBLIGATIONS............... 10

         Section 5.1       Conditions to Seller's Obligations................ 10
         Section 5.2       No Litigation Threatened.......................... 11

Article VI COVENANTS......................................................... 11

         Section 6.1       Further Assurances................................ 11
         Section 6.2       Disclosure........................................ 11
         Section 6.3       Tax Matters....................................... 11
         Section 6.4       Non-competition; Non-Solicitation................. 12
         Section 6.5       Confidentiality................................... 12
         Section 6.6       Sales and Use Taxes............................... 13
         Section 6.7       Consent of Seller................................. 13
         Section 6.8       IST Common Stock.................................. 13

Article VII Intentionally Omitted............................................ 14


Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..... 14

         Section 8.1       Survival of Representations and Warranties........ 14
         Section 8.2       Seller's Obligation to Indemnify.................. 14
         Section 8.3       Limitations on Seller's Indemnification........... 15
         Section 8.4       Survival of Purchaser Obligations................. 15
         Section 8.5       Purchaser Obligation to Indemnify................. 15
         Section 8.6       Limitations on Purchaser Indemnification.......... 16
         Section 8.7       Procedures Relating to Indemnification............ 16
         Section 8.8       Characterization of Indemnification Payments...... 17

Article IX MISCELLANEOUS..................................................... 17

         Section 9.1       Certain Definitions............................... 17
         Section 9.2       Professional Expenses............................. 18
         Section 9.3       Governing Law..................................... 18
         Section 9.4       Jurisdiction...................................... 18
         Section 9.5       Captions.......................................... 18
         Section 9.6       Notices........................................... 18
         Section 9.7       Parties in Interest............................... 19
         Section 9.8       Counterparts...................................... 19
         Section 9.9       Entire Agreement.................................. 19
         Section 9.10      Amendments; Waivers............................... 19
         Section 9.11      Severability...................................... 20
         Section 9.12      Rules of Construction............................. 20
         Section 9.13      Risk of Loss...................................... 20


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

                                    SCHEDULES

Schedule 1.1(a)                                            Inventory
Schedule 1.1(b)                                            Contracts
Schedule 2.12                                              Intellectual Property

                                    EXHIBITS

Exhibit A                                           Assumed Liabilities
Exhibit B                                           Employment Agreement between
                                                    Doug Single and Purchaser
Exhibit C                                           Bill of Sale


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

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated this ___ day of November, 2004 by and between Douglas W. Single d/b/a Get in the Game (the "SELLER"), Innovative Software Technologies, Inc., a California Corporation ("PURCHASER"), and Get in the Game, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (the "NEW SUB").

                                   BACKGROUND

      Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, pursuant to and in accordance with the terms and conditions of this Agreement, substantially all of the assets and certain of the liabilities of Seller, which is engaged in the business of conducting seminars and workshops and distributing literature relating to college preparation for prospective student athletes and their parents (the "BUSINESS").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

               SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

      SECTION 1.1 SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), Seller shall sell, assign, transfer and deliver to New Sub, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to all Seller's assets other than the Excluded Assets (as defined below), including the following assets (collectively, the "PURCHASED ASSETS"). The Purchased Assets shall include, but not be limited to, the following:

            (a) all inventory of Seller located at 3 San Juan Ranch Road, Santa Fe, New Mexico, (the "PREMISES") on hand as of the Closing Date, all inventory of Seller in the possession of a contractor or subcontractor of Seller as of the Closing Date, all inventory of Seller consigned to customers of Seller as of the Closing Date and all inventory of Seller in transit as of the Closing Date pursuant to purchase orders issued by Seller in the ordinary course of business, including but not limited to all inventory which is itemized, accounted for, located and set forth on Schedule 1.1(a) to this Agreement (collectively, the "INVENTORY");

            (b) all Seller's rights in, to and under all agreements, contracts, leases, license agreements and other executory instruments to which Seller is a party relating to the Business, and all pending purchase and sales orders incurred in the ordinary course of the Business, including, but not limited to, those listed on Schedule 1.1(b) (which Schedule 1.1(b) shall list all such agreements, contracts, leases, license agreements, other executory instruments and purchase and sales orders) (the "CONTRACTS");

            (c) all transferable guaranties, warranties, indemnities and similar rights in favor of Seller to the extent related to any Purchased Asset;

            (d) all goodwill associated with or attributable to the Business;

            (e) all Seller's interest in any Intellectual Property. As used herein, the term "INTELLECTUAL PROPERTY" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof;

            (f) all permits, approvals, qualifications and the like used by Seller in the conduct of the Business issued by any governmental body or other instrumentality to the extent assignable by Seller;

            (g) all customer lists and records, files and correspondence, technical information, and all sales, advertising, and promotional literature, catalogs, artwork, and other items associated with or attributable to the Business;

            (h) all records and files of Seller of every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Seller;

            (i) the name "Get in the Game," and all rights to use or allow others to use such name; and

            (j) all causes of action relating to the Business arising out of occurrences before the Closing, and other intangible rights and assets.

      SECTION 1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to New Sub, and Purchaser will not purchase or accept the following assets of Seller (collectively, the "EXCLUDED ASSETS"):

            (a) the consideration delivered by Purchaser pursuant to this Agreement;

            (b) Any other item that is not a Purchased Asset.

      SECTION 1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and pay, discharge or perform when due only those liabilities set forth on Exhibit "A" attached hereto (collectively, the "ASSUMED LIABILITIES"). In particular, the debts of Delehanty and Single as listed on Exhibit "A" will be paid with Stock Consideration as described in Section 1.4 below. The debts of Ruth Nelson, Charles Single, Jack Reed, and Robert Moore will be paid in cash at Closing


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

      Without limiting the foregoing, except as set forth on Exhibit "A", Purchaser shall not be liable for any liability, obligation or claim:

            (a) based upon any written or implied warranty or any theory of product liability, including but not limited to claims for bodily injury and property damage, with respect to goods sold, leased, processed, manufactured, consigned, distributed or transferred by Seller prior to the Closing;

            (b) for any and all severance or other termination benefits owing to any employee of Seller arising out of or resulting from severance or termination by Seller prior to or in connection with the Closing;

            (c) for Taxes;

            (d) relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liability or obligation under any of Seller's employee benefit agreements, plans or other arrangements;

            (e) arising under or in connection with any event occurring or circumstance existing prior to the Closing with respect to any pension plan, profit sharing plans or other employee benefit plan of Seller;

            (f) to a third party for infringement of such third party's Intellectual Property arising under or in connection with any event occurring prior to Closing;

            (g) with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative arising under or in connection with any event occurring prior to Closing;

            (h) incurred by Seller in connection with this Agreement and the transactions contemplated hereby;

            (i) relating to indebtedness of Seller for borrowed money;

            (j) in connection with any violation by Seller of or failure by Seller to comply with any statute, law, ordinance, rule or regulation or any order writ, injunction, judgment, plan or decree of any court arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other prior to Closing; or

            (k) arising under or in connection with any of the Excluded Assets.

      SECTION 1.4 PURCHASE PRICE. The purchase price for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) the issuance of a number of shares of common stock of Purchaser ("IST COMMON Stock") having an


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

aggregate fair market value equal to $100,000.00 (the "STOCK CONSIDERATION"). The assumption of the Assumed Liabilities together with the Stock Consideration and the Performance Consideration, if any, shall collectively be referred to as the "PURCHASE PRICE." For the purposes of this Agreement, the fair market value per share of IST Common Stock shall be the average closing price of such shares on the OTC Bulletin Board during the twenty (20) trading days immediately prior to the Closing Date (the "PER SHARE FAIR MARKET VALUE").

      SECTION 1.5 PERFORMANCE CONSIDERATION.

            No later than January 20, 2006, Purchaser agrees to issue to Seller that number of shares of IST Common Stock (rounded to the nearest whole number) having an aggregate fair market value equal to the PERFORMANCE CONSIDERATION. The PERFORMANCE CONSIDERATION shall be calculated by multiplying $100,000 by the gross revenues for NewSub for its fiscal year ending on December 31, 2005 (to be determined in accordance with GAAP by Purchaser in its sole and absolute discretion), divided by $1.2 million. The maximum PERFORMANCE CONSIDERATION shall be $100,000. The number of shares to be issued shall be calculated using the PER SHARE FAIR MARKET VALUE as calculated in 1.4 above.

      SECTION 1.6 CLOSING.The closing of the purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities (the "CLOSING") shall take place at the offices of Purchaser's counsel, Foley & Lardner LLP, 100 North Tampa Street, Suite 2700, Tampa, Florida on the date hereof or such other date agreed to by the parties (the "CLOSING DATE").

      SECTION 1.7 DELIVERIES AT CLOSING.

            (a) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                        (i) Stock certificates representing that number of shares of IST Common Stock having a fair market value equal to $100,000.00;

                        (ii) any other documents,  certificates,  instruments or
                  writings required to be delivered by Purchaser at or before the Closing pursuant to this Agreement or otherwise.

      (b) Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Purchaser the following:

                        (i) A Bill of Sale; and

                        (ii) any other documents,  certificates,  instruments or
                  writings required to be delivered by the Purchaser at or before the Closing pursuant to this Agreement or otherwise required in connection herewith.

      SECTION 1.8 NONASSIGNABILITY OF ASSETS. To the extent that the sale, assignment or transfer to Purchaser of any asset that is intended to be a Purchased Asset would require any third party approval and such approval shall


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

not have been obtained prior to the Closing, at Purchaser's option, the Closing shall proceed without the sale, assignment or transfer of any such asset and (i) the asset (and its related liabilities) will not be considered a Purchased Asset or an Assumed Liability for the purposes hereof unless and until such approval has been obtained; (ii) the parties shall use their reasonable best efforts to obtain such approval; and (iii) pending such approval the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to provide Purchaser with the economic and operational equivalent of the use of such asset and its related liabilities.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that the following are true and correct as of the date first above written and shall be true and correct on the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser or any knowledge of Purchaser other than as specifically disclosed in the Disclosure Schedule delivered to Purchaser at the time of execution of this Agreement (the "SELLER DISCLOSURE SCHEDULE"):

      SECTION 2.2 NO CONFLICT; APPROVALS. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (i) violate or conflict with any provision of any Articles of Incorporation or Bylaws of Seller or any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller or any of its respective assets is subject, (ii) except as set forth on Section 2.2 of the Seller Disclosure Schedule, result in the breach or termination of any provision of, or create in any party the right to accelerate, terminate, modify or cancel or exercise any remedy under, any agreement or other instrument or obligation to which any of the Purchased Assets may be subject, bound or affected, or (iii) require notice, authorization, consent, exemption, approval or other action of any public body or authority (including under any "plant closing" or similar law).

      SECTION 2.3 BOOKS AND RECORDS. The material books of account and other records of the Business, all of which have been made available to Purchaser prior to the Closing, are complete and accurate in all material respects. Set forth in Section 2.3 of the Seller Disclosure Schedule is a list of each bank is which Seller has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

      SECTION 2.4 TITLE TO THE ASSETS. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, Seller has and at the Closing will transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens. The Purchased Assets include all rights, properties and other assets necessary for Seller to conduct the Business in the same manner as its business has been conducted.

      SECTION 2.5 CONTRACTS. Schedule 1.1(b) contains an accurate and complete list of all Contracts. All Contracts of Seller are freely assignable except as indicated on Schedule 1.1(b) hereto. Complete and correct copies of all such


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

Contracts have been delivered to Purchaser. All such Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and general equity principles). Seller is not in breach or default under any of the Contracts, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a breach or default by Seller under any such Contract, nor, to the best knowledge, information and belief of Seller, are any of the other parties to such Contracts in breach of default thereunder. All Contracts (the "GOVERNMENT CONTRACTS") with federal, state, local or foreign governmental entities or any subdivision thereof (the "GOVERNMENTAL Authorities") have been performed by the Seller in compliance with all applicable statutes, rules, regulations, orders, ordinances, laws, decrees and codes of Governmental Authorities, applicable to contracting with such Governmental Authorities.

      SECTION 2.6 LITIGATION. Except as set forth in Section 2.6 of the Seller Disclosure Schedule, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before or, to the best of Seller's knowledge, threatened against or affecting Seller nor has Seller received notice of or otherwise have knowledge of any investigation by any governmental or other instrumentality or agency concerning Seller or any of its properties or rights which is or could reasonably be expected to (i) adversely affect the right or ability of Seller to carry on the Business as now conducted; (ii) adversely affect the condition, whether financial or otherwise, of the Business; or (iii) question the validity of this Agreement or any of Seller's agreements and covenants regarding transactions contemplated hereby.

      SECTION 2.7 TAXES. Seller has filed, or prior to the Closing will timely file, within the times and within the manner prescribed by law, all federal, state and local tax returns, information returns, forms, reports, declarations and all other tax reports and returns ("RETURNS") which are required to be filed by it as of the Closing with respect to the Business or the Assets. Each Return is true, correct and complete in all material respects and accurately reflects or will fully and accurately reflect all required and appropriate liability for taxes of Seller for the periods covered thereby, and no Return has been amended. All Taxes payable by or due from Seller prior to the Closing Date with respect to the Business have been fully and timely paid and those Taxes with respect to the Business that are not due prior to the Closing Date are fully provided for in the books and records of Seller. Seller is not currently under audit by any Taxing Authority and has no outstanding agreements or waivers extending the statutory period of limitations applicable to any Return. There are no unresolved audit issues with respect to prior Returns, there are no requests for rulings or determinations in respect of any Tax pending between the Seller and any Taxing Authority, and there are no circumstances or pending questions relating to potential Tax liabilities or claims asserted for Taxes that, if adversely determined, could result in a Tax liability that would have an adverse effect on Seller or the Assets for any period. The provision made for Taxes on the Seller's most recent unaudited balance sheet is sufficient for the payment of all Taxes, whether or not disputed at the date of the most recent balance sheet, and for all years and periods prior thereto. Since the date of the Seller's most recent unaudited balance sheet, Seller has not incurred any Taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Seller.


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

      SECTION 2.8 INVENTORY.  Except for the Inventory of Seller or as stated in
Section 2.8 of the Seller Disclosure Schedule, the Inventory of Seller has been acquired and maintained by Seller in the ordinary course of the Business and consists of a quality and quantity useable or saleable in the ordinary course of the Business, has a commercial value at least equal to the value shown on the Seller's most recent unaudited balance sheet and is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market. Except as set forth in
Section 2.8 of the Seller Disclosure Schedule, all Inventory is located at 3 San Juan Ranch Road, Santa Fe, New Mexico.

      SECTION 2.9 BROKER'S OR FINDER'S FEES. Seller has not used the services of a broker in connection with the consummation of the transactions contemplated hereby. To the extent that any broker is or will be entitled to any commission or fee, Seller shall be responsible for payment of such commission or fee and such commission or fee shall not be deemed to be an account payable of Seller assumed by Purchaser at the Closing.

      SECTION 2.10 COMPLIANCE WITH LAWS. Seller has not received any notice from any governmental entity asserting a violation by Seller of, or ordering Seller to comply with, any laws, regulations, or governmental pronouncements of any type, and there are not pending any claims or, to Seller's knowledge, investigations involving asserted violations thereof. Seller is in compliance in all material respects with all applicable statutes, rules, regulations, ordinances, orders, judgments, decrees and governmental pronouncements of each and every jurisdiction applicable to Seller and has acquired all licenses and permits required for the operation of the Business. A complete and accurate list of all such licenses and permits is set forth on Section 2.10 of the Seller Disclosure Schedule.

      SECTION 2.11 DISCLOSURE. There is no matter known to Seller not disclosed to Purchaser which may have, or is having, an adverse effect Material to the Business of Seller. The information contained in the Exhibits and Schedules attached and to be attached to this Agreement and in all other documents delivered and to be delivered hereunder by Seller to Purchaser is and will be complete and accurate and, subject to the qualifications and limitations identified in this Agreement and its related exhibits, schedules, disclosures and disclaimers, no representation or warranty made or to be made herein or therein contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representations contained herein or therein not misleading.

      SECTION 2.12 INTELLECTUAL PROPERTY. Section 2.12 of the Seller Disclosure Schedule contains a true and complete list of all Intellectual Property of Seller. The Intellectual Property is owned by Seller free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever, and Seller has the exclusive right to use the Intellectual Property in the operation of its business without payment to a third party. Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, no Intellectual Property infringes or is infringed upon by any rights of third parties or is involved in any opposition, invalidation or cancellation action. The Intellectual Property is sufficient for the operation of Seller's business as currently conducted.
Complete and correct copies of any and all license agreements for the Intellectual Property have been delivered to Purchaser. All of such license agreements are valid and binding, in full force and effect and enforceable in accordance with their respective terms. Neither Seller nor to Seller's knowledge, any other party thereto is in violation of any of the terms of or in default under any such license agreements, nor has there occurred any event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or default by Seller, nor to Seller's knowledge, any other party thereunder.

      SECTION 2.13 INVESTMENT

            . Seller (i) understands that the shares of IST Common Stock comprising the Purchase Price have not been, and shall not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the shares of IST Common Stock comprising the Purchase Price solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Purchaser and NewSub and has had the opportunity to obtain additional information and ask such questions as desired in order to evaluate the merits and the risks inherent in holding shares of common stock of Purchaser, (v) is able to bear the economic risk and lack of liquidity inherent in holding shares of common stock of Purchaser, and (vi) is an Accredited Investor. "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended (the "ACT").

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that the following are true and correct as of the date first written above and shall be true and correct on the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Seller other than as specifically disclosed in the Disclosure Schedule delivered to Seller at the time of execution of this Agreement.

      SECTION 3.2 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing in the State of California. New Sub is a corporation duly organized, validly existing and in good standing in the State of Delaware.

      SECTION 3.3 CORPORATE AUTHORITY. Purchaser has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement and the other agreements to be executed, delivered and performed by Purchaser hereunder; the execution, delivery and performance of this Agreement has been duly authorized and approved by all required corporate action of Purchaser; and this Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and general equity principles.

      SECTION 3.4 NO CONFLICT; AUTHORIZATION. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser or any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser or any of its assets or properties is subject or any material contract or agreement to which it is a party. No authorization, consent or approval of any public body or authority or any third party is necessary to permit the consummation on the part of Purchaser of the transactions contemplated by this Agreement.

      SECTION 3.5 LITIGATION. There is no action, claim, suit or proceeding pending, or to Purchaser's knowledge threatened, by or against or affecting Purchaser in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

      SECTION 3.6 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Purchaser is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE IV

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      SECTION 4.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to purchase and acquire the Purchased Assets and take the other actions required to be taken by Purchaser at the Closing is subject to the conditions set forth in this Article IV, unless any such condition shall have been waived by Purchaser in its sole discretion in writing.

      SECTION 4.2 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser bills of sale, assignments, certificates of title and other appropriate documents of transfer, and any other documents required hereby in form and substance reasonably satisfactory to Purchaser transferring the Purchased Assets to Purchaser. Purchaser's counsel shall have received true copies of all such documents at or prior to the Closing.

      SECTION 4.3 NO LITIGATION THREATENED. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of Seller, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby or which would have a material adverse effect on the Business.

      SECTION 4.4 APPROVALS AND CONSENTS. Consents of the third parties to the assignment to Purchaser of all Contracts set forth on Schedule 1.1(b), and all other governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by Purchaser in a form and substance acceptable to Purchaser.

      SECTION 4.5 ABSENCE OF LIENS. There shall be no Liens on the Purchased Assets except for Liens for current taxes not yet due and payable and except for Liens securing the payment of any of the Assumed Liabilities or which will be released upon payments to Seller's creditors pursuant to payoff letters delivered to Purchaser and its counsel not less than one business day prior to Closing.

      SECTION 4.6 MATERIAL ADVERSE CHANGES. There shall not have occurred after the date hereof, from and to the Closing, any events, facts or circumstances which individually or together with all such other events, facts or circumstances have had or which could have an adverse effect Material to the Business.

      SECTION 4.7 DUE DILIGENCE; SCHEDULES. Purchaser shall have completed to its sole satisfaction its business, financial and legal due diligence investigation of Seller and shall have found, in the Purchaser's sole discretion, the Seller's prospects, business, operations, assets, commitments, rights and liabilities to be satisfactory.

      SECTION 4.8 EMPLOYMENT AGREEMENT. Doug Single and Purchaser shall have entered into an employment agreement with Purchaser, substantially in the form of Exhibit "B" hereto, under which Doug Single will serve as Vice President of Business Development of IST and President of Purchaser.

      SECTION 4.9 NON-FOREIGN AFFIDAVIT. Seller shall have furnished to Purchaser an affidavit, in form reasonably satisfactory to Purchaser, of Seller stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and containing all such other information as is required to comply with the requirements of such Section.

      SECTION 4.10 BANK ACCOUNTS. Except for the bank account designated by Seller to receive the purchase price hereunder, which shall have been opened since the date hereof and shall not have been used in connection with the Business, Seller shall have transferred and assigned to Purchaser, effective as of the Closing Date, (A) all accounts listed on Section 2.3 of the Seller Disclosure Schedule, whether or not such accounts are held in the name of Seller, and (B) any power of attorney from Seller with respect to such accounts to Purchaser.

      SECTION 4.11 BILL OF SALE. Seller shall have executed and delivered to Purchaser a Bill of Sale substantially in the form of Exhibit "D" hereto.

      SECTION 4.12 OTHER DOCUMENTS. Seller and Stockholder shall have delivered all other documents, instruments or writings required to be delivered to the Purchaser at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

                                    ARTICLE V

                       CONDITIONS TO SELLER'S OBLIGATIONS

      SECTION 5.1 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to sell and assign the Purchased Assets and take the other actions required to be taken by Seller at the Closing are subject to receipt by Seller of all of the documents required to be delivered by Purchaser pursuant to this Article V and compliance by Purchaser with the following conditions, unless any such condition shall have been waived in writing by Sellers in its sole discretion.

      SECTION 5.2 NO LITIGATION THREATENED. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of Purchaser, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

      SECTION 6.1 FURTHER ASSURANCES. From time to time after the Closing, each of the parties shall execute and deliver such documents, further instruments of sale, transfer, assignment and delivery and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement, including the transfer, assignment and delivery of the Purchased Assets to the Purchaser. Without limiting the generality of the foregoing, the Seller shall take any and all action necessary to ensure that the New Sub has good and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit the New Sub to carry on, or are currently used or held for use in, the business of the Seller as presently conducted.

      SECTION 6.2 DISCLOSURE. Neither Seller, Purchaser, nor any of their respective employees, agents or representatives shall make any public disclosure or announcement concerning the transactions provided for herein other than (i) a joint press release in agreed form issued by Purchaser and Seller if, in the opinion of counsel for Purchaser, such public disclosure is required by the Securities and Exchange Commission or OTC Bulletin Board, or (ii) any other disclosures or announcements required, in the good faith judgment of Purchaser, to be made by law. As to any such disclosures required by law a copy shall be provided to all parties at least five (5) business days prior to the dissemination thereof by a party.

      SECTION 6.3 TAX MATTERS.

            (a) Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as reasonably practicable, such information and assistance (including access to books and records) relating to the Business or the Purchased Assets as is reasonably necessary for the preparation of any Tax return or claim for refund, the making of any election relating to Taxes, the preparation for any audit and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Purchaser agree to (i) retain all books and records with respect to Tax matters concerning the Business and any taxable period beginning before the Closing Date for a period of at least six years following the Closing Date and, at the end of such, give each other at least ten days' prior written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to taxes involving the Assets or the Business.

            (b) Any Taxes of whatsoever kind or nature which may be payable in connection with the sale of the Purchased Assets to be transferred to Purchaser hereunder ("TRANSFER TAX"), shall be borne solely by Seller who shall certify to Purchaser that all such Taxes have been paid and hold Purchaser harmless therefrom. Seller and Purchaser shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

      SECTION 6.4 NON-COMPETITION; NON-SOLICITATION. Without the express prior written consent of Purchaser and New Sub, Seller shall not at any time during the three-year period immediately following the Closing Date, on their own behalf or on behalf of or for the benefit of any Competing Business (as hereinafter defined), do any of the following:

            (a) establish, acquire or engage in any Competing Business within the United States or its territories; or

            (b) directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of Seller, Purchaser or New Sub or any representative of any customer or prospect of Seller, Purchaser or New Sub, with a view to selling or providing any product, equipment or service similar to that sold, provided or under development by Purchaser, Seller or New Sub (except as an employee of Purchaser or New Sub); or

            (c) directly or indirectly, solicit, entice, or attempt to do the same to, any employee of Purchaser or New Sub or provide information about any employee of Purchaser or New Sub to others for the purpose of soliciting any such employee to leave his/her employment with Purchaser or New Sub to work for any Competing Business.

      For purposes of this Agreement, "COMPETING BUSINESS" shall mean any business or enterprise, however conducted or organized, whether by Seller, or by others, which is the same or essentially the same as, or which performs any substantial part of the business of Purchaser, New Sub or Seller. The parties acknowledge and agree that Purchaser, New Sub and Seller are involved in the business of researching and developing, creating, designing, manufacturing, marketing, distributing and selling Student Athlete, Summer Camp, and Collegiate Preparatory manuals, information, guidelines, seminar production services, software, and related products.

      Seller shall not use the name "Get in the Game" or any derivative thereof in any Competing Business.

      SECTION 6.5 CONFIDENTIALITY. Each of Seller, Purchaser and New Sub agree to treat as confidential and as a trade secret pursuant to and in accordance with the Uniform Trade Secrets Act (Florida Statutes 688, as amended) any and all business information of the other party in its possession, in each case by using the same degree of care as is used for its own trade secrets, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination, misappropriation or disclosure of such trade secrets. Neither party may misappropriate the business information of the other party in its possession. For purposes hereof, "trade secrets" shall include all supplier and customer lists and files, techniques, processes, know how, advertising, distribution and sales methods, sales and profit figures, budgets, capital spending plans, acquisition and divestiture plans, marketing data, financial information, employee lists, real property information (leasing or otherwise) and the like.

      SECTION 6.6 SALES AND USE TAXES. Seller will provide Purchaser with proof of filing of all sales and/or use taxes for the last three years and proof of payment of the tax shown to be due thereon. For the reporting period ending on the Closing Date, Seller will file the sales and use tax returns for the sales and purchases at the Premises for such period on or before the due date and will provide Purchaser with copies of such returns and proof of payment of the taxes due thereon.

      SECTION 6.7 CONSENT OF SELLER. Seller will provide, at Purchaser's expense, all consents necessary in order for Purchaser to comply with any filing requirements of Purchaser pursuant to the rules and regulations of the Securities and Exchange Commission and OTC Bulletin Board.

      SECTION 6.8 IST COMMON STOCK. Seller and Stockholder acknowledge that the certificates representing shares of IST Common Stock comprising the Purchase Price shall be imprinted with a legend substantially in the following form:

      THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE
      SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS, FROM REGISTRATION THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

If  Seller  desires  to  transfer  any of the  shares  of  common  stock  of IST comprising the Purchase Price, Seller must furnish Purchaser with a written opinion satisfactory to Purchaser in form and substance from counsel satisfactory to Purchaser by reason of experience to the effect that the holder may transfer such shares as desired without registration under the Securities Act.

                                  ARTICLE VII

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      SECTION 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Seller in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date and shall terminate and be of no further force or effect as of the day after such date (the "EXPIRATION DATE"), except that the representations and warranties in Sections 2.4 shall survive the Closing forever and shall not terminate.

            (b) The covenants and agreements of the Seller and Purchaser in this Agreement or any document delivered pursuant thereto shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated forever.

      SECTION 8.2 SELLER'S OBLIGATION TO INDEMNIFY.

            (a) Subsequent to the Closing, Seller shall indemnify and hold harmless the Purchaser and New Sub and their respective directors, officers, employees, agents, affiliates and assigns, other than any Seller, (collectively, the "PURCHASER INDEMNIFIED PERSONS") from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, "LOSSES") suffered or incurred by any Purchaser Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of (without regard to any knowledge, dollar threshold, materiality or Material Adverse Effect qualifications contained therein) any representation or warranty of the Seller in this Agreement or in any document delivered pursuant hereto, (ii) any breach of (without regard to any knowledge, dollar threshold, materiality or Material Adverse Effect qualifications contained therein) any covenant or agreement of the Seller in this Agreement or in any document delivered pursuant hereto; provided that in determining the amount of any Loss suffered or incurred by any Purchaser Indemnified Person hereunder, such Loss shall be reduced by the economic benefit to any Purchaser Indemnified Person, if any, occurring or reasonably anticipated to occur from any applicable insurance coverage and the benefits actually received under federal, state and local Tax laws then applicable and the allowance of an appropriate discount for timing factors.

            (b) No indemnification shall be payable pursuant to Section 8.2(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with
Section 8.1, except with respect to claims made prior to such termination pursuant to Section 8.7 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

      SECTION 8.3 LIMITATIONS ON SELLER'S INDEMNIFICATION. Notwithstanding any provision of this Agreement to the contrary:

            (a) The limitations of Sections 8.2(b) and 8.3(b) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by the Seller.

            (b) The Seller shall have no obligation to indemnify any Purchaser Indemnified Person pursuant to Section 8.2(a) until the aggregate amount of the Losses subject thereto exceed $5,000.00 (the "DEDUCTIBLE AMOUNT"), after which, subject to the next sentence of this section, the obligation of the Seller shall be to indemnify the Purchaser Indemnified Persons to the full extent of such Losses in excess of the Deductible Amount. Subject to the provisions of Section 8.3(a), the indemnification obligations under this Section 8.3(b) and shall be the sole and exclusive remedy of the Purchaser Indemnified Persons with respect to any Losses incurred by any Purchaser Indemnified Persons relating to or in connection with the transactions contemplated by this Agreement and the aggregate liability of the Seller for indemnification hereunder shall be limited to the sum of the Purchase Price (the "APPLICABLE CAP"). (c) Each party hereto shall use all reasonable efforts to mitigate the amount of any Loss.

      SECTION 8.4 SURVIVAL OF PURCHASER OBLIGATIONS.

            (a) The representations and warranties of the Purchaser in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the Expiration Date and shall terminate and be of no further force or effect as of such date, except that the representations and warranties in Section 3.2 shall survive the Closing forever and shall not terminate.

            (b) The covenants and agreements of the Purchaser in this Agreement or any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, for the periods ending upon the expiration of the last statute of limitations applicable to any claim arising under any such covenant or agreement.

      SECTION 8.5 PURCHASER OBLIGATION TO INDEMNIFY.

            (a) Subsequent to the Closing, the Purchaser shall indemnify and hold harmless the Seller from and against all Losses suffered or incurred by any Seller or Stockholder based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of the Purchaser in this Agreement or any document delivered pursuant hereto or (ii) any breach of any covenant or agreement of the Purchaser in this Agreement or any document delivered pursuant hereto; provided that in determining the amount of any Loss suffered or incurred by Seller hereunder, such Loss shall be reduced by the economic benefit to Seller, if any, occurring or reasonably anticipated to occur from any applicable insurance coverage and the benefits actually received under federal, state and local Tax laws then applicable and the allowance of an appropriate discount for timing factors.

            (b) No indemnification shall be payable pursuant to Section 8.5(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with
Section 8.4, except with respect to claims made prior to such termination pursuant to Section 8.7 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

      SECTION 8.6 LIMITATIONS ON PURCHASER INDEMNIFICATION.

            (a) The limitations of Sections 8.5(b) and 8.6(b) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by the Purchaser.

            (b) The Purchaser shall have no obligation to indemnify the Seller pursuant to Section 8.5(a) until the aggregate amount of the Losses subject thereto exceed the Deductible Amount, after which, subject to the following sentence, the obligation of the Purchaser shall be to indemnify the Seller to the full extent of such Losses in excess of the Deductible Amount. Subject to the provisions of Section 8.6(a), the indemnification obligations of the Purchaser under this Section 8.6(b) shall be the sole and exclusive remedy of the Seller with respect to any Losses incurred by any Seller relating to or in connection with the transactions contemplated by this Agreement and the aggregate liability of the Purchaser for indemnification hereunder shall be limited to the Applicable Cap; provided, however, that nothing contained in this
Section 8.6(b) shall limit the Purchaser's obligation to pay the Purchase Price pursuant to Section 1.1.

      SECTION 8.7 PROCEDURES RELATING TO INDEMNIFICATION.

            (a) An indemnified Person under Sections 8.2(a) or 8.5(a) (the "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnified Party is seeking indemnification under Sections 8.2(a) or 8.5(a), specifying in reasonable detail the nature of such Loss, the section or sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss). Any such notice given by any Indemnified Party under Section 8.7(a) shall be given to the Seller.

            (b) With respect to any Loss, the Indemnifying Party shall have 30 business days from receipt of notice from the Indemnified Party of such Loss within which to respond thereto. If the Indemnifying Party does not respond within such 30 business day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Loss.

            (c) The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article VIII, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party.

      SECTION 8.8 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. Any payments made pursuant to Article VIII of this Agreement shall be treated for all Tax purposes as adjustments to the consideration to be paid hereunder and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires.

            (a) "Affiliate" means any Person who controls, is controlled by or is under common control with Seller, Stockholder or Purchaser, as the case may be.

            (b) "Code" means the Internal Revenue Code of 1986, as amended.

            (c) "GAAP" means generally accepted accounting principles utilized in the United States of America, consistently applied.

            (d) "Knowledge," "Information" or "Belief" means, with respect to Seller or Purchaser, the actual knowledge of their respective executive officers after they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

            (e) "Material to the Business" means material to the business, assets, properties, operations, results of operations, or financial condition of Seller, taken as a whole.

            (f) "Ordinary Course of Business" means the conduct of Seller's business and operations in the ordinary course in a manner consistent with past custom and practices.

            (g) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a government, and any other legal entity.

            (h) "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by the Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

            (i) "Taxing Authority" means any governmental authority responsible for the imposition of any Tax (domestic or foreign).

      SECTION 9.2 PROFESSIONAL EXPENSES. Seller, on the one hand, and Purchaser, on the other hand, shall each pay all of its own professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its respective counsel, financial advisers, investment bankers and accountants, whether or not the transactions contemplated hereby are consummated.

      SECTION 9.3 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to conflicts of laws principles.

      SECTION 9.4 JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the appropriate courts of the State of Florida or the United States District Court for the Middle District of Florida. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts, waives any objection to venue therein and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Process in any such proceeding may be served on any party hereto anywhere. The prevailing party in any such proceeding shall be entitled to an award of its attorney's fees, paralegal fees, costs and expenses incurred at the trial and appellate levels and in any proceedings in Bankruptcy Court. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED.

      SECTION 9.5 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      SECTION 9.6 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by express mail or by registered or certified mail, postage prepaid, addressed as follows:

      (i)   If to Seller:

            Douglas W. Single
            3 San Juan Ranch Road
            Sante Fe, NM 87506

            with a copy to:
            ________________________________
            ________________________________
            ________________________________

            Attention:

      (ii)  If to Purchaser or New Sub:

            Innovative Software Technologies, Inc.
            100 North Tampa Street
            Suite 2410
            Tampa, Florida 33602
            Attention: Christopher J. Floyd, Chief Financial Officer

            with a copy to:

            Foley & Lardner LLP
            100 North Tampa Street
            Suite 2700
            Tampa, Florida 33602
            Attention: Curt Creely, Esquire

or such other address as shall be furnished in writing by any such party in accordance with this Section 9.6, and such notice or communication shall be deemed to have been given as of the date so personally delivered or received by mail.

      SECTION 9.7 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement. Nothing expressed or referred to herein is intended or shall be construed to give any other person any legal or equitable right, remedy or claim hereunder.

      SECTION 9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

      SECTION 9.9 ENTIRE AGREEMENT. This Agreement, including the Schedules, certificates and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings (oral or written) between the parties with respect to such subject matter. The parties hereto acknowledge and agree that the only representations and warranties made by the parties in connection with the transactions contemplated hereby are those expressly made in writing herein (including the exhibits and schedules hereto and the certificates and other agreements delivered in accordance herewith). No oral representations or warranties have been made or implied by any party hereto.

      SECTION 9.10 AMENDMENTS; WAIVERS. This Agreement may only be amended by an agreement in writing signed by Purchaser and Seller. Neither the failure nor any delay by any party in exercising any right hereunder will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. Waiver of the benefit of any provision of this Agreement must be in writing to be effective. No due diligence investigation conducted by the representatives of Purchaser shall be deemed to constitute a waiver by Purchaser of any representations, warranties, covenants or other obligations contained in this Agreement.

      SECTION 9.11 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Any provision held invalid, illegal or unenforceable in part will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

      SECTION 9.12 RULES OF CONSTRUCTION. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

      SECTION 9.13 RISK OF LOSS. Risk of loss of, or damage or destruction to, the Purchased Assets shall be borne by Seller until the Closing. In the event of damage or destruction to the Assets, Seller shall promptly notify Purchaser. If the loss of, or damage or destruction to, the Purchased Assets is inconsequential and immaterial, and the Purchaser is able to obtain the full benefit of its bargain, the Purchaser shall not have the right to terminate this Agreement.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

"PURCHASER"                                      "SELLER"

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.           DOUGLAS W. SINGLE


By: /s/ Peter M. Peterson                        By: /s/ Douglas W. Single
    ---------------------                            ---------------------
    Peter M. Peterson                                Douglas W. Single
    Chief Executive Officer                          Proprietor

"NEW SUB"

GET IN THE GAME, INC.


By:  /s/Christopher J. Floyd
     -----------------------
     Christopher J. Floyd
     Chief Financial Officer, Treasurer

                                 SCHEDULE 1.1(A)

                                    INVENTORY

All brochures, literature, packages, seminar materials, and other materials, regardless of form or media (including electronic media), relating to, used in, or usable in the Business.

                                 SCHEDULE 1.1(B)

                                    CONTRACTS


1.    Contract  with  A  Game  (Mark   Isenberg  and  Rick  Rhodes)  to  furnish
      "Student-Athlete Survival Guide" and curriculum updates, a College Prep Notebook and a Play You A Game Poster.

                            DISCLOSURE SCHEDULE 2.12

                              INTELLECTUAL PROPERTY

1. A one-hour introductory seminar given free to high school students and their parents.

2. A three-hour basic workshop for parents and freshman through senior (first semester) students.

3.    An advanced three-hour marketing and financial aid workshop.

4. "Personal Coaching" a one-on-one program designed for students and their parents.

5. A DVD presentation to sports camps, clinics and conventions during June, July and August.

6.    "Mental Edge Training" Coaches Manual.

7.    Program Leader Training Guide.

                                    EXHIBIT A

                        DEBT TO BE ASSUMED IN TRANSACTION

                   CREDITOR                         PRINCIPAL
                   --------                         ---------
                   Frank Delehanty            $        30,000

                   Ruth Nelson                          5,000

                   Charles Single                      21,500

                   Jack Reed                           12,500

                   Robert Moore                        12,000

                   Doug Single                         60,000
                                              ---------------
                                              $       141,000

                                    EXHIBIT B

                              EMPLOYMENT AGREEMENT

                                       FOR

                                   DOUG SINGLE

                                    EXHIBIT C

                                  BILL OF SALE


                                       3